UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2013

AUDIOEYE, INC.

DELAWARE	333-177463	20-2939845
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9070 South Rita Road, Suite 1450

Tucson, Arizona 85747

(Address of principal executive offices)

(866) 331-5324

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.                      Termination of a Material Definitive Agreement.

On November 12, 2013, the Company and CMG Holdings Group, Inc. (“CMGO”) terminated the Royalty Agreement between the parties in exchange for a one-time payment of $85,000 from the Company to CMGO.

The Company entered into the Royalty Agreement with CMGO as of August 15, 2012. Pursuant to the Royalty Agreement, for a period of five years, the Company would pay to CMGO 10% of cash received from income earned or settlements on judgments directly resulting from the Company’s patent enforcement and licensing strategy, whether received by the Company or any of its affiliates, net in either case of any direct costs or tax implications incurred in pursuit of such strategy as they related to certain Company patents.

Separately, the Services Agreement, dated as of August 15, 2012, between the Company and CMGO remains in effect.  Pursuant to the Services Agreement, CMGO will receive, without duplication to any amounts that were payable under the Royalty Agreement, for a period of 5 years, a commission of 7.5% of all revenues received by the Company after August 15, 2012 from all business, clients or other sources of revenue procured by CMGO or its employees, officers or subsidiaries and directed to the Company and 10% of net revenues obtained from a specified customer. To date, no commission has been earned by CMGO or is payable by the Company under the Services Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 12, 2013	AUDIOEYE, INC.

	By:	/s/ Nathaniel T. Bradley
Nathaniel T. Bradley, President and Chief Executive Officer